EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
NeoMedia Technologies, Inc.

We hereby consent to the incorporation by reference to the previously filed Registration Statements (File Nos.333-33738, 333-36098, 333-42477, 333-85422, 333-99183, 333-101588, 333-103172, 333-107239, 333-109778, 333-110189, 333-110329, 333-114123, and 333-137227) of our report dated April 2, 2007 (which report expressed an unqualified opinion and included an explanatory paragraph that raised substantial doubt about the entity's ability to continue as a going concern), relating to the consolidated financial statements of NeoMedia Technologies, Inc. for the year ended December 31, 2006, which appear in this Annual Report on Form 10-K.

/s/ Stonefield Josephson, Inc.
Certified Public Accountants
Los Angeles, California
March 27, 2008